Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF SERIES B Convertible PREFERRED STOCK
OF
INTERACTIVE STRENGTH Inc.

Pursuant to Section 242
of the General Corporation Law of the State of Delaware (the “DGCL”)

I, the Chief Executive Officer of Interactive Strength Inc., a corporation organized and existing under the DGCL (the “Corporation”), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

WHEREAS, pursuant to the authority conferred upon the Board of the Directors of the Corporation (the “Board”) by the Amended and Restated Certificate of Incorporation of the Corporation, dated May 2, 2023 (the “Certificate of Incorporation”), the Board on January 21, 2024, adopted the Certificate of Designation of Series B Convertible Preferred Stock (the “Series B Preferred Stock”) (the “Series B Certificate of Designation”) providing for the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, of 1,500,000 shares;

WHEREAS, the Board and the majority stockholders of the Series B Preferred Stock desire to amend and restate the Series B Certificate of Designation (this amended and restated Series B Certificate of Designation, the “Amended and Restated Certificate of Designation”);

WHEREAS, on November 6, 2024, the Board has duly adopted resolutions proposing to adopt this Amended and Restated Certificate of Designation and declaring this Amended and Restated Certificate of Designation to be advisable and in the best interest of the Corporation and its stockholders;

WHEREAS, on December 5, 2024, the majority stockholders of the Series B Preferred Stock approved this Amended and Restated Certificate of Designation; and

WHEREAS, this Amended and Restated Certificate of Designation shall be effective on December 6, 2024 (the “Effective Date”) and amends and restates the original Series B Certificate of Designation, dated February 2, 2024, in its entirety.

Article 1

DESIGNATION

The Corporation shall be authorized to issue 1,500,000 shares of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”). The rights, preferences, powers, restrictions, and limitations of the Series B Preferred Stock shall be as set forth herein.

Exhibit 3.1

Article 2

LIQUIDATION PREFERENCE

Section 2.1 Preferential Payments to Holders of Series B Preferred Stock. In the event of (a) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and (b) a Deemed Liquidation Event (as defined below), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event, on a pari passu basis and simultaneously with any payments to any holder of Preferred Stock, based on their respective Liquidation Amounts (as defined below) and before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series B Preferred Stock equal to the greater of (i) the Original Issue Price (as defined below), plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 4.1 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this Section 2.1, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The “Original Issue Price” shall mean $2.00 per share of Series B Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such shares.

Section 2.2 Deemed Liquidation Events. Each of the following events shall be considered a “Deemed Liquidation Event”:

(a) a merger, consolidation, statutory conversion, transfer, domestication, or continuance in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock or other equity interests that represent, immediately following such merger or consolidation, of the capital stock or other equity interests of (1) the surviving or resulting corporation or entity; or (2) if the surviving or resulting corporation or entity is a wholly owned subsidiary of another corporation or entity immediately following such merger or consolidation, the parent corporation or entity of such surviving or resulting corporation or entity; or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale, lease, transfer, exclusive license or other disposition (whether by merger,

Exhibit 3.1

consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a subsidiary of the Corporation.

Section 2.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event.

Article 3

VOTING

The shares of Series B Preferred Stock shall not be entitled to any voting rights, other than any vote required by law or the Certificate of Incorporation.

Article 4

CONVERSION

Section 4.1 Voluntary Conversion.

(a) Subject to the terms of Section 4.4, the applicable legal and regulatory requirements, including, without limitations, the Nasdaq Stock Market’s listing requirements, and as otherwise set forth in this Certificate of Designation, all outstanding shares of Series B Preferred Stock shall be convertible into shares of Common Stock pursuant to Section 4.2 and at the option of the holder thereof at any time upon written notice to the Corporation and such shares of Series B Preferred Stock may not be reissued by the Corporation. For the avoidance of doubt, if conversion pursuant to this Section 4.1(a) requires the consent of a majority of the then outstanding shares of Common Stock pursuant to Section 4.4, then such conversion shall occur immediately upon such consent.

(b) Before any holder of Series B Preferred Stock shall be entitled to voluntarily convert any shares of such Series B Preferred Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Series B Preferred Stock into which the shares of Common Stock are so converted are to be issued if such shares are certificated or (ii) in which such shares are to be registered in book entry if such shares are uncertificated. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Common Stock to which such holder shall be entitled as aforesaid (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted following or contemporaneously with the written notice of such holder’s election to convert required by this Section 4.1(b), and the person or persons

Exhibit 3.1

entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. Each share of Series B Preferred Stock that is converted pursuant to this Section 4.1(b) shall be retired by the Corporation and shall not be available for reissuance.

Section 4.2 Conversion Ratio. Upon the time of conversion, each share of Series B Preferred Stock shall convert into such whole number of fully paid and non-assessable shares of Common Stock, as is determined by dividing the Original Issue Price by the Conversion Price (as defined below). The “Conversion Price” applicable to the Series B Preferred Stock shall be equal to the volume weighted average price of the Common Stock for the ten trading days immediately prior to, and including, the original February 2, 2024 Effective Date, which is $32.827 per share. Such Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

Section 4.3 Number of Shares Issuable Upon Conversion. Subject to the terms of Section 4.4, the applicable legal and regulatory requirements, including, without limitations, the Nasdaq Stock Market’s listing requirements, and as otherwise set forth in this Certificate of Designation, the number of shares of Common Stock issuable to a holder of Series B Preferred Stock upon conversion of such Series B Preferred Stock shall be the nearest whole share, after aggregating all fractional interests in shares of Common Stock that would otherwise be issuable upon conversion of all shares of Series B Preferred Stock being converted by such holder (with any fractional interests after such aggregation representing 0.5 or greater of a whole share being entitled to a whole share). For the avoidance of doubt, no fractional interests in shares of Common Stock shall be created or issuable as a result of the conversion of the Series B Preferred Stock.

Section 4.4 Stockholder Approval Conversion Restriction. Notwithstanding anything to the contrary herein, without the consent of a majority of the then outstanding shares of Common Stock (excluding, for the avoidance of doubt, any shares of Common Stock issued or issuable upon conversion of the Series B Preferred Stock and any shares of Common Stock issued in a transaction related to the issuance of Series B Preferred Stock that is the subject of such conversion), no shares of Series B Preferred Stock shall be converted into shares of Common Stock, if (A) (i) such shares of Series B Preferred Stock were issued in connection with the Corporation’s acquisition of the stock or assets of another company (an “Acquisition”), and (ii) such conversion would result in the total number of shares of Common Stock issued in connection with such Acquisition (including any shares of Common Stock previously issued in connection with the Acquisition, whether in connection with a prior conversion of shares of Series B Preferred Stock or otherwise) exceeding 19.99% of the number of shares of Common Stock outstanding, or 19.99% of the voting power outstanding, before the execution of the definitive agreement with respect to such Acquisition; (B) the number of shares of Common Stock issued or to be issued is or will result in a change of control of the Corporation under the Nasdaq listing requirements; or (C) such conversion would otherwise require shareholder approval under the Nasdaq listing requirements, including Nasdaq listing rule 5635.

Section 4.5 Mechanics of Conversion.

(a) Reservation of Shares. The Corporation shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding B Preferred Stock; and if at any time the number of

Exhibit 3.1

authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action that would cause an adjustment reducing the Conversion Price for the Series B Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non‑assessable shares of Common Stock at such adjusted Conversion Price.

(b) Effect of Conversion. All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon.

(c) No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(d) Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to this Section 4.5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

Article 5

CERTAIN ADJUSTMENTS

Section 5.1 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issuance Date effect a subdivision of the outstanding Common Stock, the Conversion Price of Series B Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issuance Date combine the outstanding shares of Common Stock, the Conversion Price of Series B Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 5.1 shall become effective at the close of business on the date the subdivision or combination becomes effective.

Section 5.2 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issuance Date shall make or issue,

Exhibit 3.1

or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price of Series B Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price of Series B Preferred Stock then in effect by a fraction:

(a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price of Series B Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price of Series B Preferred Stock shall be adjusted pursuant to this Section 5.2 as of the time of actual payment of such dividends or distributions; (b) no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event; and (c) no such adjustment shall be made if such adjustment would result in the requirement to obtain the consent of a majority of the then outstanding shares of Common Stock in connection with the conversion of the Series B Preferred Stock pursuant to Section 4.4.

Section 5.3 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, then and in each such event the holders of Series B Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

Section 5.4 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 5.2 or Section 5.3, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series B Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the

Exhibit 3.1

number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in Section 4.5 and Article 5 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in Section 4.5 and Article 5 (including provisions with respect to changes in and other adjustments of the Conversion Price of Series B Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

Section 5.5 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series B Preferred Stock pursuant to Section 4.5 and Article 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which Series B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect for Series B Preferred Stock held by such holder, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Stock.

Section 5.6 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or series or any other securities, or to receive any other security;

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series B Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Common Stock. Such notice

Exhibit 3.1

shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

[Signature Page Follows]

Exhibit 3.1

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designation to be duly executed as of this 5th day of December, 2024.

Interactive Strength Inc.

By: /s/ Trent Ward
Name: Trent Ward
Title: Chief Executive Officer

[Signature Page to Series B Preferred Stock Certificate of Designation]